Exhibit 4.1

Exhibit A

ORDINARY SHARES PURCHASE WARRANT

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Warrant Shares: 11,825,508, subject to adjustment as set forth herein.	Issuance Date: April 11, 2024

THIS ORDINARY SHARES PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [Investor], or its registered assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issuance Date as set forth above and on or prior to the close of business on the fifth and a half anniversary of the Issuance Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from SMX (Security Matters) Public Limited Company, an Irish public limited company (the “Company”), the number of Ordinary Shares, par value $0.0022 per share (the “Ordinary Shares”) of the Company (as subject to adjustment hereunder, the “Warrant Shares”) as set forth above. The purchase price of one Ordinary Shares under this Warrant shall be equal to the Exercise Price, as defined in Section 2.

Notwithstanding anything to the contrary in this Warrant, any provision, term or condition herein or therein that would be or result in a breach or event of default of the Existing SEPA, shall be null and void and no force or effect, until such time of the Cancellation, which is required to be cancelled 5 days after the Borrower receives funding under the Note.

Section 1. Warrant Shares. This Warrant is issued and entered into pursuant to the Securities Purchase Agreement, dated as of April 11, 2024, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

Section 2. Exercise.

(a)	Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after Issuance Date and before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form attached hereto. Within two (2) Trading Days (as defined below) following the date of aforesaid exercise, the Holder shall deliver the aggregate Exercise Price (if the exercise is pursuant to Section 2(b)) for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a bank specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Trading Day of delivery of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. For purposes herein, the term “Trading Day” means any day that Ordinary Shares are listed for trading or quotation on any Trading Market.

(b)	Exercise Price. The exercise price per share of the Ordinary Shares under this Warrant shall be $0.157, subject to adjustment as described herein (as applicable, the “Exercise Price”).

(c)	Cashless Exercise. the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, in which the Holder shall be entitled to receive a number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where	X =	the number of Shares to be issued to Buyer.

	Y =	the number of Warrant Shares that the Buyer elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

Notwithstanding anything herein to the contrary, on the Termination Date, unless the Holder notifies the Company otherwise, if there is no effective registration statement registering the Warrant Shares, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c). provided however, that if the automatic exercise contemplated under this Section shall result in a conflict with the beneficial ownership limitations of Section 2(e), the Termination Date shall be extended so long as necessary to provide for full exercise of the Warrant under this Section 2(c). If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. Assuming (i) the Holder is not an Affiliate of the Company, and (ii) all of the applicable conditions of Rule 144 promulgated under the Securities Act with respect to Holder and the Warrant Shares are met in the case of such a cashless exercise, the Company agrees that the Company will cause the removal of the legend from such Warrant Shares (including by delivering an opinion of the Company’s counsel to the Company’s transfer agent at its own expense to ensure the foregoing), and the Company agrees that the Holder is under no obligation to sell the Warrant Shares issuable upon the exercise of the Warrant prior to removing the legend. The Company agrees not to take any position contrary to this Section.

2

(d)	Mechanics of Exercise.

(i)	Delivery of Certificates Upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the Company’s then-engaged transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares, by the Holder and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid. Ordinary Shares

(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares by the Warrant Share Delivery Date, then the Holder will have the right, at any time prior to issuance of such Warrant Shares, to rescind such exercise.

3

(iv)	Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000.00 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000.00, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000.00. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(v)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi)	Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

4

(vii)	Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e)	Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Shares Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or waive the Beneficial Ownership Limitation provisions of this Section 2(e), provided that any such increase or waiver will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

5

Section 3. Certain Rights, Adjustments and Revisions to Warrant.

(a)	Anti-Dilution Adjustments to Exercise Price.

If, during such time that this Warrant is outstanding, the Company issues or sells, or in accordance with this Section 3(a) is deemed to have issued or sold, any Ordinary Shares other than in connection with any Exempt Issuance (as defined below) for a consideration per share (the “New Issuance Price”) less than the Exercise Price (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the avoidance of doubt, in no event shall the number of Warrant Shares increase as a result of a decrease to a New Issuance Price resulting from a Dilutive Issuance. For purposes of determining the adjusted Exercise Price under this Section 3(a), the following shall be applicable:

(1)	Issuance of Convertible Securities. If the Company in any manner issues or sells any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares other than in connection with any Exempt Issuance (“Convertible Securities”) and the lowest price per share for which one share of Ordinary Shares is issuable upon the conversion, exercise or exchange thereof is less than the Exercise Price, then such share of Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share, and the Exercise Price then in effect shall be reduced to an amount equal to such lower conversion or exercise price. For the purposes of this Section 3(a)(i)(1), the “lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security.

6

(2)	Change in Exercise Price or Rate of Conversion. If the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price then in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(a)(i)(2), if the terms of any Convertible Security that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(a)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price.

(ii)	Definition. For purposes herein, “Exempt Issuance” means the issuance of (a) Ordinary Shares, RSUs, or options (or Ordinary Shares underlying Options or RSUs) to employees, officers, directors, advisors or independent contractors of the Company for compensatory purposes; provided, that such issuance is approved by a majority of the Board, (b) securities upon the exercise or vesting of any securities of the Company that are outstanding on or as of the date hereof that are convertible or exercisable into other securities of the Company, (c) securities issued pursuant to acquisitions or any other strategic transactions approved by a majority of the disinterested members of the Board; provided, that such acquisitions and other strategic transactions shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) any capital raise in whatever form or format with CTAM or its affiliates, (e) any Ordinary Shares or securities exercisable into Ordinary Shares that may be issued or certain existing or former debtholders of the Company, (f) any remaining issuance of Ordinary Shares pursuant to the terms of the Existing SEPA prior to termination thereof or (g) the Replacement SEPA (as defined in the Securities Purchase Agreement).

7

(b)	Fundamental Transaction.

(i)	Transaction. If, at any time while this Warrant is outstanding, the Company consummates any Fundamental Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of Ordinary Shares of the successor or acquiring corporation (the “Successor Entity”), of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction, and any references herein to the “Company”, whether standing alone or as a part of any other defined term, shall be deemed a reference to the successor or acquiring corporation in the Fundamental Transaction, or the Company if it is the surviving corporation, and this Warrant shall be so exercisable with respect to the Successor Entity or the Company, as applicable. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Ordinary Shares in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. If so requested by the Company, the Successor Entity or the Holder, each of the Company, the Successor Entity and the Holder shall reasonably cooperate to execute and deliver such agreements and documents as required to effect the intent of the provisions of this Section 3(b) and the other provisions herein.

(ii)	Holder Election. In the event that a Fundamental Transaction occurs prior to the full exercise of this Warrant, the Holder, in its sole discretion and as evidenced by written notice to the Company and the Successor Entity, if applicable, at any time shall have the right to elect to cause the Company and the Successor Entity, if applicable, to issue to Holder a new warrant of the Company or the Successor Entity (the “Fundamental Transaction Replacement Warrant”), which Fundamental Transaction Replacement Warrant shall be issued within three business days of such election by Holder, and shall reflect the terms and conditions herein following the effects of this Section 3(b), and the other provisions herein.

(iii)	Terms of Replacement Warrant. The Fundamental Transaction Replacement Warrant shall be substantially in the form of this Warrant (other than such changes as reasonably required to reflect any Successor Entity as the issuer shall be made), and shall provide for the acquisition of the stock of the Company and the Successor Entity, as applicable. Upon any issuance of the Fundamental Transaction Replacement Warrant, this Warrant shall thereafter be null and void.

(iv)	[Intentionally Omitted].

8

(c)	Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares; (ii) subdivides outstanding Ordinary Shares into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares; or (iv) issues by reclassification of shares of the Ordinary Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(d)	Subsequent Rights Offerings. In addition to any adjustments herein, if at any time the Company grants, issues or sells any Ordinary Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e)	Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

9

(f)	Non-Circumvention. The Company shall not undertake any actions or fail to take any actions which would reasonably be expected to frustrate the intent of this Section 3, and shall take such actions as reasonably required to effect such intent.

(g)	Voluntary Reduction. The Company may unilaterally reduce the Exercise Price at any time.

(h)	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding. For the avoidance of doubt, the adjustments to the number of Warrant Shares and to the Exercise Price as set forth in each of Section 3(a), Section 3(b) and Section 3(c), and any other adjustment or modification provisions herein, shall each operate independently of each other, and cumulatively.

(i)	Notice to Holder.

(i)	Adjustments. Whenever the Exercise Price or the number of Warrant Shares is adjusted pursuant to any provision in this Warrant, the Company shall promptly email to the Holder a notice setting forth the Exercise Price and the number of Warrant Shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)	Other Events. If (A) the Company shall undertake any of the actions as set forth in Section 3(d) or Section 3(e), (B) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities; or (C) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, to the extent that such information does not constitute material non-public information (as determined in good faith by the Company) the Company shall deliver to the Holder, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

10

Section 4. Transfer of Warrant.

(a)	Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant to the Company or its designated agent via email together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)	New Warrants. Subject to compliance with all applicable securities laws, this Warrant may be divided or combined with other Warrants upon presentation hereof to the Company via email, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

Section 5. Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

11

Section 6. [Intentionally Omitted].

Section 7. Miscellaneous.

(a)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(b)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

(c)	Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, which number shall be at least 500% of the number of Warrant Shares to be issued upon exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value; (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant; and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. Failure to maintain sufficient shares for exercise of the Warrant, shall constitute an Event of Default under the Purchase Agreement and Holder shall be able to rely on any applicable default remedies thereunder.

12

(d)	Governing Law and Jurisdiction. This Warrant shall be deemed executed, delivered and performed in the Republic of Panama (“Panama”). This Agreement shall be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Panama, without giving effect to any choice of law or conflict of law provision or rule (whether of Panama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Panama. The Company irrevocably and exclusively consents to and expressly agrees that binding arbitration in Panama conducted by a law firm chosen by the Holder and agreed to by the Company, to be their sole and exclusive remedy for any dispute arising out of or relating to the Agreement, Irrevocable Instructions or any other agreement between the parties, the Company’s transfer agent or the relationship of the parties or their affiliates. If the arbitrator is not available, a different arbitrator or law firm in Panama shall be chosen by the Holder and agreed upon by the Company. Company covenants and agrees to provide written notice to Holder via email prior to bringing any action or arbitration against the Borrower’s transfer agent or any action against any person or entity that is not a party to this Agreement that is related in any way to this Agreement or any of the Exhibits under this Agreement or any transaction contemplated herein or therein, and further agrees to timely notify Purchaser to any such action. Company acknowledges that the governing law and venue provisions set forth in this Agreement are material terms to induce Holder to enter into the Transaction Documents and that but for Company’s agreements set forth in this section, Holder would not have entered into the Transaction Documents. In the event that the Holder needs to take action to protect their rights under the Agreement, the Holder may commence action in any jurisdiction needed with the understanding that the Agreement shall still be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Panama, without giving effect to any choice of law or conflict of law provision or rule (whether of Panama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Panama. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other related transaction document by email. This section and provision of the Agreement will not apply to the Confession of Judgment.

(e)	[Intentionally Omitted].

13

(f)	Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(g)	Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)	Notices. Any notice, request or other document required or permitted to be given or delivered hereunder shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(i)	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)	Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)	Amendment. Other than as specifically set forth herein, this Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

(m)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

14

(o)	Execution in Counterparts, Electronic Transmission. This Warrant may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(p)	Definitions. For purposes herein, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Ordinary Shares Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Market Price” means the highest traded price of the Ordinary Shares during the two hundred and fifty Trading Days prior to the date of the respective Exercise Notice.

[Signatures appear on following page]

15

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of Issuance Date.

SMX (Security Matters) Public Limited Company

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Agreed and accepted:

[INVESTOR]

By:	/s/
Printed Name:
Title:	Director

16

NOTICE OF EXERCISE

The Undersigned Buyer hereby exercises the right to purchase _________________ of the Ordinary Shares (“Warrant Shares”) of SMX (Security Matters) Public Limited Company, an Irish public limited company (the “Company”), evidenced by the attached copy of the Ordinary Shares Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Form of Exercise Price. The Buyer intends that payment of the Exercise Price shall be made as (check one):

☐ a cash exercise with respect to _________________ Warrant Shares; or

☐ by cashless exercise pursuant to the Warrant.

2.	Payment of Exercise Price. If cash exercise is selected above, the Buyer shall pay the applicable Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.	Delivery of Warrant Shares. The Company shall deliver to the Buyer __________________ Warrant Shares in accordance with the terms of the Warrant.

Date:

(Print Name of Registered Buyer)

By:
Name:
Title:

ASSIGNMENT FORM

SMX (Security Matters) Public Limited Company

FOR VALUE RECEIVED, [  ] all of or [    ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to _____________________________________________________________________ whose address is _______________________________________________________________________________.

Dated:	________________, 202___

Holder:	[_______________________]

By:
Name:
Title: